Exhibit 99(c)(2)

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Exhibit 99

Materials Prepared for the
Special Committee of the Board of Directors
Regarding:

PROJECT CACTUS

June 13, 2003

[LOGO]

THE FOLLOWING MATERIALS ARE BASED UPON FTN FINANCIAL SECURITIES CORP’S ANALYSIS OF THE TRANSACTION AS DESCRIBED IN THE DRAFT PROXY STATEMENT DATED JUNE 12, 2003.  IN THE EVENT OF MATERIAL CHANGES TO THIS DOCUMENT WHICH ARE NOT REFLECTED IN THESE MATERIALS, THE ENCLOSED ANALYSIS AND OUR CONCLUSIONS MAY BE AFFECTED.

Certain portions of the enclosed analysis are based upon projected financial results and other sections describe plans and strategies which may not materialize.  Any projected financial results are based upon internal projections prepared by, and discussions with, certain members of the management team of Tumbleweed, Inc.  A number of factors, including industry conditions, changes in costs, labor issues and other factors which are beyond the scope of these projections and out of the control of Tumbleweed, Inc. and FTN Financial Securities Corp may cause actual results to differ materially from these projections.

TABLE OF CONTENTS

Section

1.	Executive Summary

2.	Overview of Tumbleweed, Inc.

3.	Transaction Rationale

4.	Financial Analysis

5.	Draft Fairness Opinion Letter

Appendix – Comparable Company Descriptions

Transaction Merits – Remaining Non - Affiliated Shareholders

EXECUTIVE SUMMARY

•                                          We understand that Tumbleweed, Inc. (“Tumbleweed” or the “Company”) intends to effect a reverse (to be followed immediately by a forward) split of its common stock for the purpose of decreasing the number of shareholders to a level where the Company can delist its common stock and cease to remain a reporting company (the “Reverse Split”).  In connection with the Reverse Split, the Company intends to pay those shareholders that cease to remain holders of the Company’s common stock after the Reverse Split is consummated a cash payment of $1.10 per share (the “Transaction Consideration”) for each share of common stock held prior to the Reverse Split (the “Reverse Split” and “Transaction Consideration” referred to together as the “Transaction”).

•                                          FTN Financial Securities Corp (“FTN Financial Securities”) has been retained by Tumbleweed’s Special Committee of the Board of Directors to render an opinion with regard to the Transaction Consideration pursuant to the engagement letter dated June 20, 2002 and the addendum to the engagement letter dated February 27, 2003.  As such, FTN Financial Securities has been requested to render an opinion as investment bankers (the “Opinion”) as to the fairness, from a financial point of view, of the Transaction Consideration to the Non-Affiliated Shareholders of the Company receiving the Transaction Consideration (with “Non-Affiliated Shareholders” defined as officers, directors and 10% shareholders of the Company”).

Scope of Engagement

•                                          In connection with our engagement, FTN Financial Securities has, among other things:

•                          reviewed the latest draft of the proxy statement and related documents regarding the Transaction;

•                          reviewed certain historical and projected financial information regarding Tumbleweed;

•                          reviewed the strategic and financial objectives of the Transaction;

•                          discussed the operations and outlook of the Company with certain members of the management team; and

•                          conducted such other financial studies, analyses and investigations and reviewed such other factors as we deemed appropriate.

•                                          We held discussions with certain members of the management team of Tumbleweed regarding (i) historical and current operations, (ii) the rationale for pursuing the Transaction, including events that led to the Transaction, (iii) determination of the components of the Transaction, and (iv) the prospects for the Company absent the Transaction.  These discussions included a review of the current financial condition and performance of the Company, its future prospects, as well as present strategic and operating issues.

•                                          We have assumed (i) the accuracy of detailed historical information as prepared by Tumbleweed, (ii) the accuracy of unaudited interim financial statements as prepared by Tumbleweed, and (iii) the financial forecasts which we examined were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Tumbleweed.  We have not been engaged to, and have assumed no responsibility for, independent verification of the information provided to us by the Company or by others on behalf of the Company.

•                                          Our methodologies included:

•                                          a review and comparison of trading multiples for comparable publicly-traded companies in the restaurant industry with similar market capitalizations;

•                                          a review of precedent acquisition transaction multiples for selected transactions involving companies in the restaurant industry;

•                                          an analysis of the premium or discount to the market price of the transaction consideration associated with recent transactions deemed comparable to the Transaction; and

•                                          a discounted cash flow analysis.

Overview of the Transaction

•	Purpose

The Company has chosen to pursue the Transaction in order to allow it to “go private” by reducing the number of shareholders to a level where Tumbleweed will no longer be subject to reporting and related requirements under the federal securities laws that are applicable to public companies.

•	Mechanism

Assuming the necessary Shareholder Vote (see below) is attained, the Company will initially effect a 1 for 5000 reverse stock split to be followed immediately by a 5000 for 1 forward split.  No fractional shares will be issued in either split.  Those shareholders of the Company owning less than one full share of the Company following the Reverse Split will receive the Transaction Consideration for  each share owned prior to the reverse split.

•	Transaction Consideration

The Board of Directors of the Company has selected $1.10 in cash per share as the consideration to be paid to those shareholders holding less than one full share of the Company following the Reverse Split.

•	Public Listing	Following the Transaction, Tumbleweed’s common stock will cease to be traded on the NASDAQ Small-Cap Market and any trading following the Transaction will only occur in privately negotiated sales.

•	Remaining Shares	Based on available estimates, approximately 90% of the Company’s current shares outstanding will remain outstanding following the Transaction.

•	Source of Funds	The Company anticipates funding proceeds to be paid for fractional shares as well as other costs related to the Transaction from currently available cash balances.

•	Shareholder Vote	The Transaction cannot occur without the approval of shareholders representing at least a majority of the issued and outstanding shares of Tumbleweed common stock.

OVERVIEW OF TUMBLEWEED, INC.

[CHART]

8/2/01                                    Announces the appointment of Glennon Mattingly as CFO, replacing James Mulrooney.

3/20/02                             Announces 2001 fiscal year end results – revenues increased to $59.4 million compared to $56.3 million in the prior year and a net loss of $3.4 million versus net income of $565,361 in the prior year.

5/24/02                             Announces that the Company’s application to list its common stock on the NASDAQ Small Cap Market has been accepted.

6/3/02                                    The Company receives a buyout offer for $1.75 per share from an investor group including Terrance Smith, CEO, and Gerald Mansbach, the Company’s largest shareholder.

6/5/02                                    Announces the formation of a Special Committee as well as the addition of three board members to the investor group.

10/28/02                      Announces that the proposal by the investor group to pursue a going private transaction has been withdrawn.

12/31/02                      Announces completion of an $18 million financing package with GE Capital.

5/19/03                             Announces proposal for a reverse stock split that would discontinue the Company’s SEC reporting requirements.

[CHART]

Distribution Summary

Institutional Ownership	21,400	0.4%
Insider Ownership	4,043,767	68.4%
Retail Ownership	1,850,986	31.3%

Total Shares Outstanding	5,916,153	100.0%

Float	1,872,386	31.6%

Distribution Summary

[CHART]

Insider Holders

Name	Shares	Percent

Gerald A. Mansbach	2,398,002	40.53%
George Keller	614,385	10.38%
John A. Butorac, Jr.	516,439	8.73%
David M. Roth	176,428	2.98%
Minx M. Auerbach	151,420	2.56%
Terrance A. Smith	79,924	1.35%
Lewis Bass	91,469	1.55%
James F. Koch	15,000	0.25%
All other individuals	700	0.01%

Total Insider Holdings	4,043,767	68.4%

Institutional Ownership

Name	Shares	Percent

Loeb Arbitrage	21,400	0.4%

Source:  Bloomberg

Three Month Volume Distribution

[CHART]

Six Month Volume Distribution

[CHART]

One Year Volume Distribution

[CHART]

Trading Period	Shares Traded	Percent of Float	Average Price	Shares Traded Above $1.10

3 Months	134,900	7.2%	$1.00	18,800

6 Months	290,800	15.5%	$0.92	58,900

1 Year	622,389	33.2%	$1.09	306,189

TRANSACTION RATIONALE

The following is based upon FTN Financial Securities’ discussions with certain members of the management team of Tumbleweed.  There can be no assurance that any strategies discussed or presented will be pursued or, if pursued, that they will be successful.

•                                          The Board of Directors of Tumbleweed has determined that it is in the best interest of the Company and its shareholders to pursue the Transaction.  The Company believes there are a number of benefits to the Transaction versus other alternatives that may be available, or be attractive, to the Company.  A number of factors were taken into account in evaluating and eventually pursuing the Transaction, including the current economic and market environments, the Company’s current financial condition and future prospects, and past attempts aimed at pursuing other strategic alternatives.

•                                          There are a number of factors prevalent in today’s markets in addition to factors unique to Tumbleweed that advocate the pursuit of a going private or similar transaction by companies such as Tumbleweed:

•                                          Public Company Costs – the Company incurs significant expenses as a result of its status as a public company, including reporting/filing fees and listing fees.  In addition, the Company anticipates additional savings with regards to audit requirements, directors’ fees, insurance costs, and certain tax savings.

•                                          Sarbanes-Oxley – the current and anticipated requirements of Sarbanes-Oxley are increasing the costs of public companies of all sizes, with the magnitude of such costs (as well as time commitment) creating a burden on many smaller public companies that do not possess the economic or physical resources to gain and maintain compliance.

•                                          Stock Performance – the Company’s common stock has traded in a range of $0.50 to $1.65 in the last year.  This range has narrowed to $0.50 to $1.25 in the last six months, largely a result of the withdrawal of an offer in October 2002 by an investor group to take the Company private via a tender offer.  The recent activity echoes the steady decline of the share price over the last several years.

•                                          Trading/Liquidity – the market for the Company’s common stock is very inefficient and limited, causing issues for both current shareholders as well those wishing to acquire shares of Tumbleweed.  As a result, the Company’s common stock often is listed with a significant spread between the bid price and the ask price.  In addition, those seeking trades (either to buy or sell) involving larger share amounts (although still relatively small by most standards) can often cause dramatic moves in the bid and/or ask price.

The following is based upon FTN Financial Securities’ discussions with certain members of the management team of Tumbleweed.  There can be no assurance that any strategies discussed or presented will be pursued or, if pursued, that they will be successful.

•                              Lack of Third Party Interest – in recent years, the Company has sought third party interest in conjunction with (i) publicly announced strategic alternatives reviews and (ii) analysis performed as part of the proposed tender offer for the Company in 2002.  No substantial offer or interest of consequence that might provide for share appreciation and/or an appropriate liquidity event for shareholders resulted from these initiatives.

•                              No Analyst Coverage/Lack of Market Attention – Tumbleweed lacks any research attention from market analysts.  In addition, there is little to no institutional investor demand for Tumbleweed’s stock.

•                              Mansbach Offer to Sell – the Company has a significant shareholder (approximately 40%) that has publicly stated on multiple occasions his desire to sell his stake in the Company.  In June 2002, this shareholder was the catalyst for a tender offer for Tumbleweed, which was later withdrawn as a result of financing and other issues related to the Company, causing this shareholder to once again seek a buyer for his stake in the Company.

•                              In addition to the above, the Transaction will permit the senior management team of the Company to redeploy resources currently required as a result of the Company’s status as a public company.

FINANCIAL ANALYSIS

FINANCIAL ANALYSIS – SUMMARY

Various financial analyses have been conducted in order to determine whether the Transaction Consideration associated with the Transaction is fair, from a financial point of view, to the Non-Affiliated Shareholders of the Company receiving the Transaction Consideration.  The conclusions reached and methodologies conducted by FTN Financial Securities may be different from those that may have been reached or conducted by FTN Financial Securities in the context of a transaction other than the Transaction, including a “change of control” transaction.  The Opinion is a result of all of the financial and other analyses considered as a whole; as such, placing weight on any particular portion of the analyses would likely create an incomplete view of the fairness of the Transaction Consideration.

•                                FTN Financial Securities conducted financial analyses utilizing various methodologies to assist in evaluating the Transaction Consideration.

•                                FTN Financial Securities performed a comparable public companies analysis, which begins on page 20.  This analysis focused on other restaurant companies with similar market capitalizations as the Company.  While there are other restaurant companies in the casual dining segment of the restaurant industry that more directly compete with the Company, this set of companies was analyzed because (i) of their similar size (both in terms of market capitalization as well as the general size of the business) and (ii) they exhibit valuation characteristics more relevant to the Company.  The Transaction Consideration associated with the Transaction suggests an EBITDA multiple of 5.2x, which is identical to the average multiple observed.

•                                FTN Financial Securities performed a review of precedent transactions in the restaurant industry, which begins on page 25, noting that most transactions involved acquisitions of entire entities and typically require a premium in order to entice shareholders, which is not entirely consistent with the Transaction.  However, such analysis was performed to compare the multiples associated with the Transaction.  The Transaction Consideration associated with the Transaction suggests an EBITDA multiple of 5.2x, which is within the range observed for selected transactions involving companies in the restaurant industry.

•                                FTN Financial Securities performed an analysis of the premium or discount of the Transaction Consideration, which begins on page 29, to the recent and historical share price of the Company’s common stock prior to the Transaction announcement date (previous day – 15.8%, one week – 17.0%, one month – 22.2%, and one year - (1.8%)), noting that most transactions involved acquisitions of entire entities, which is not entirely consistent with the Transaction. FTN Financial Securities preformed a similar analysis focusing exclusively on the premium or discount observed in transactions deemed comparable to the Transaction, which begins on page 32, noting that the premium or discount suggested by the Transaction Consideration were within the relevant ranges observed.

Various financial analyses have been conducted in order to determine whether the Transaction Consideration associated with the Transaction is fair, from a financial point of view, to the Non-Affiliated Shareholders of the Company receiving the Transaction Consideration.  The conclusions reached and methodologies conducted by FTN Financial Securities may be different from those that may have been reached or conducted by FTN Financial Securities in the context of a transaction other than the Transaction, including a “change of control” transaction.  The Opinion is a result of all of the financial and other analyses considered as a whole; as such, placing weight on any particular portion of the analyses would likely create an incomplete view of the fairness of the Transaction Consideration.

•                                FTN Financial Securities performed a discounted cash flow analysis, which begins on page 33.  The range of values from this analysis is between $0.77 and $1.25 on a per share basis under different cost of capital and terminal value scenarios.  The Transaction Consideration associated with the Transaction is within the range observed.

	Enterprise Value as a Multiple of TTM:
Comparable Public Companies Analysis	Revenue		EBITDA		EBIT

Average Multiple Excluding TWED	0.38	x	5.2	x	9.9	x
Median Multiple Excluding TWED	0.37	x	5.3	x	11.3	x

Precedent Transactions Analysis

Median Casual Dining Multiple < $50 Million	0.47	x	6.1	x
Range of Casual Dining Multiples < $50 Million	0.1x - 1.0	x	4.2x - 11.9	x

Median Going Private Multiple	0.65	x	6.2	x
Range of Going Private Multiples	0.1x - 1.0	x	3.9x - 9.5	x

Median Going Private Multiple < $50 Million	0.44	x	6.2	x
Range of Going Private Multiples < $50 Million	0.1x - 1.0	x	3.9x - 8.3	x

Implied TWED Transaction Multiple @ $1.10/Share	0.37	x	5.2	x	9.9	x

	Premium Prior to Announcement
Premiums Paid Analysis	1 Day	1 Week	1 Month

Median Multiples	26.4%	35.6%	20.0%

Implied TWED Premium @ $1.10/Share	15.8%	17.0%	22.2%

Discount Rate Range
Discounted Cash Flow Analysis	13.9% - 14.9%

Implied Share Price Range	$0.77 - $1.25

FINANCIAL ANALYSIS – COMPARABLE PUBLIC COMPANIES

•                                We have examined the trading and valuation characteristics of a group of publicly- traded companies in the restaurant industry with market capitalizations of less than $50 million.  These companies may face many of the same issues as the Company that are discussed earlier in this presentation.  Additionally, we focused on companies that, similar to Tumbleweed, are not franchisees. None of these companies are identical to Tumbleweed.

•                                The companies examined were:

•                                 Eateries, Inc.

•                                 Fresh Choice, Inc.

•                                 J. Alexander’s Corporation

•                                 Max & Erma’s Restaurants, Inc.

•                                 Mexican Restaurants, Inc.

•                                 The Smith & Wollensky Restaurant Group, Inc.

•                                The schedules on the following pages present an assessment of each company’s operating performance and trading history.

COMPARABLE PUBLIC COMPANIES – SMALL CAP

[CHART]

COMPARABLE PUBLIC COMPANIES – SMALL CAP

(dollar amounts in thousands except per share)

Company Name	6/12/2003 Price	Enterprise Value(1)	Equity Market Value	Enterprise Value as a Multiple of TR12:						Equity Value as a Multiple of:
				Net Revenues		EBITDA		EBIT		TR12 P/E		2003 P/E(2)		2004 P/E(2)		Book Value
Eateries, Inc. (3)	$3.09	$17,950	$9,169	$89,858		$3,766		$5		($0.89)		N/A		N/A		$624
				0.20	x	4.8	x	N/M		N/M		N/A		N/A		N/M

Fresh Choice, Inc. (4)	2.00	21,282	11,928	75,606		3,321		(249)		(0.09)		N/A		N/A		21,092
				0.28	x	6.4	x	N/M		N/M		N/A		N/A		0.57	x

J. Alexander’s Corporation	3.50	46,595	22,779	99,597		8,845		4,115		0.45		N/A		N/A		41,261
				0.47	x	5.3	x	11.3	x	7.8	x	N/A		N/A		0.55	x

Max & Erma’s Restaurants, Inc.	15.48	76,898	38,210	156,704		12,472		6,598		1.30		N/A		N/A		12,440
				0.49	x	6.2	x	11.7	x	11.9	x	N/A		N/A		3.07	x

Mexican Restaurants, Inc.	3.25	14,679	11,000	59,352		4,225		2,155		0.48		N/A		N/A		17,427
				0.25	x	3.5	x	6.8	x	6.8	x	N/A		N/A		0.63	x

The Smith & Wollensky Restaurant Group, Inc.(5)	4.79	49,350	44,807	83,079		1,436		(2,385)		(0.30)		0.03		0.25		54,518
				0.59	x	N/M		N/M		N/M		159.7	x	19.2	x	0.82	x

Tumbleweed, Inc. (6)	1.17	21,497	6,922	56,995		4,087		2,133		0.09		N/A		N/A		13,783
				0.38	x	5.3	x	10.1	x	13.0	x	N/A		N/A		0.50	x

Tumbleweed, Inc. - Offer Price (6)	1.10	21,083	6,508	56,995		4,087		2,133		0.09		N/A		N/A		13,783
				0.37	x	5.2	x	9.9	x	12.2	x	N/A		N/A		0.47	x

Average Multiple(7)				0.38	x	5.2	x	9.9	x	8.8	x	N/A		N/A		1.13	x
Average Multiple Excluding High & Low (7)				0.37	x	5.4	x	11.3	x	7.8	x	N/A		N/A		0.67	x
Median (7)				0.37	x	5.3	x	11.3	x	7.8	x	N/A		N/A		0.63	x

(1) Enterprise Value equals the sum of the Equity Market Value and Total Debt less Cash.

(2) Estimates are from I/B/E/S or similar sources, where available.

(3) Results are exclusive of provision for impairment of long-lived assets and loss on disposal of assets.

(4) Results are exclusive of store closure and asset impairment expenses.

(5) Results are exclusive of goodwill impairment.

(6) Results are exclusive of special charges and gains on sale of property and gains from insurance proceeds.

(7) Tumbleweed, Inc. excluded from calculations.

(dollar amounts in thousands except per share)

Company	Ticker	Closing Stock Price		1 Year Daily Trading Volume	Dollar Change	Percentage Change
		6/12/2002	6/12/2003
Eateries, Inc.	EATS/NASDAQ	$3.00	$3.09	4,371	$0.09	2.9%

Fresh Choice, Inc.	SALD/NASDAQ	2.50	2.00	14,113	(0.50)	(20.0)%

J. Alexander’s Corporation	JAX/AMEX	3.05	3.50	4,039	0.45	14.8%

Max & Erma’s Restaurants, Inc.	MAXE/NASDAQ	15.07	15.48	868	0.41	2.7%

Mexican Restaurants, Inc.	CASA/NASDAQ	4.10	3.25	2,354	(0.85)	(20.7)%

The Smith & Wollensky Restaurant Group, Inc.	SWRG/NASDAQ	6.01	4.79	25,731	(1.22)	(20.3)%

Tumbleweed, Inc.	TWED/NASDAQ	1.55	1.17	1,761	(0.38)	(24.5)%

Average (1)						(6.8)%
Average Excluding High and Low (1)						(8.6)%
Median (1)						(8.6)%

Company	Ticker	Closing Stock Price		3 Month Avg. Daily Trading Volume	Dollar Change	Percentage Change
		3/12/2003	6/12/2003
Eateries, Inc.	EATS/NASDAQ	$2.45	$3.09	6,167	$0.64	26.1%

Fresh Choice, Inc.	SALD/NASDAQ	1.48	2.00	25,536	0.52	35.1%

J. Alexander’s Corporation	JAX/AMEX	3.29	3.50	7,391	0.21	6.4%

Max & Erma’s Restaurants, Inc.	MAXE/NASDAQ	15.20	15.48	1,078	0.28	1.8%

Mexican Restaurants, Inc.	CASA/NASDAQ	3.20	3.25	1,239	0.05	1.6%

The Smith & Wollensky Restaurant Group, Inc.	SWRG/NASDAQ	3.72	4.79	27,283	1.07	28.8%

Tumbleweed, Inc.	TWED/NASDAQ	0.95	1.17	1,480	0.22	23.2%

Average (1)						16.6%
Average Excluding High and Low (1)						15.8%
Median (1)						16.3%

(1) Excludes Tumbleweed, Inc.

(dollar amounts in thousands except per share)

				Market Value
Company	Ticker	Closing Stock Price		6/12/2002	6/12/2003	Dollar Change	Percentage Change
		6/12/2002	6/12/2003
Eateries, Inc.	EATS/NASDAQ	$3.00	$3.09	$9,005	$9,169	$164	1.8%

Fresh Choice, Inc.	SALD/NASDAQ	2.50	2.00	14,767	11,928	(2,839)	(19.2)%

J. Alexander’s Corporation	JAX/AMEX	3.05	3.50	20,684	22,779	2,096	10.1%

Max & Erma’s Restaurants, Inc.	MAXE/NASDAQ	15.07	15.48	34,810	38,210	3,400	9.8%

Mexican Restaurants, Inc.	CASA/NASDAQ	4.10	3.25	14,369	11,000	(3,369)	(23.4)%

The Smith & Wollensky Restaurant Group, Inc.	SWRG/NASDAQ	6.01	4.79	56,219	44,807	(11,412)	(20.3)%

Tumbleweed, Inc.	TWED/NASDAQ	1.55	1.17	9,170	6,922	(2,248)	(24.5)%

Average (1)				$24,976	$22,982	$(1,993)	(6.9)%
Average Excluding High and Low (1)				$21,157	$20,979	$(987)	(7.0)%
Median (1)				$17,725	$17,354	$(1,338)	(8.7)%

				Market Value
Company	Ticker	Closing Stock Price		3/12/2003	6/12/2003	Dollar Change	Percentage Change
		3/12/2003	6/12/2003
Eateries, Inc.	EATS/NASDAQ	$2.45	$3.09	$7,270	$9,169	$1,899	26.1%

Fresh Choice, Inc.	SALD/NASDAQ	1.48	2.00	8,827	11,928	3,101	35.1%

J. Alexander’s Corporation	JAX/AMEX	3.29	3.50	21,497	22,779	1,283	6.0%

Max & Erma’s Restaurants, Inc.	MAXE/NASDAQ	15.20	15.48	37,519	38,210	691	1.8%

Mexican Restaurants, Inc.	CASA/NASDAQ	3.20	3.25	10,831	11,000	169	1.6%

The Smith & Wollensky Restaurant Group, Inc.	SWRG/NASDAQ	3.72	4.79	34,798	44,807	10,009	28.8%

Tumbleweed, Inc.	TWED/NASDAQ	0.95	1.17	5,620	6,922	1,302	23.2%

Average (1)				$20,124	$22,982	$2,859	16.6%
Average Excluding High and Low (1)				$18,988	$20,979	$1,744	15.7%
Median (1)				$16,164	$17,354	$1,591	16.0%

(1) Excludes Tumbleweed, Inc.

FINANCIAL ANALYSIS – PRECEDENT TRANSACTIONS

•                                We reviewed and analyzed certain publicly-available financial information for selected merger and acquisition transactions involving companies in the restaurant industry.

•                                We examined these transactions and calculated the multiples of Revenue and EBITDA implied by the total transaction value.

•                                Several of the companies involved in these transactions were engaged in aggressive consolidation strategies prior to the listed transaction that may distort the suggested transaction valuation multiples.

(dollar amounts in thousands)

Date Effective	Acquired Company/ Acquiring Company	Style	Acquired Company’s Business	Transaction Value	Transaction Value as a Multiple of:
					Revenue		EBITDA
4/7/2003	Montana Mills Bread Co., Inc. Krispy Kreme Doughnuts, Inc.	OTH	Acq. entire company	$34,308	$12,712		$(799)
					2.7	x	N/A
1/28/2003	Ninety Nine Restaurant and Pub O’Charley’s, Inc.	CD	Acq. entire company	160,700	190,000		26,000
					0.8	x	6.2	x
1/21/2003	Qdoba Restaurant Corporation Jack in the Box Inc.	QSR	Acq. entire company	65,000	45,000		N/A
					1.4	x	N/A
10/9/2002	Silver Diner, Inc. Investor Group (Reverse Split)	CD	Acq. entire company	6,982	31,901		841
					0.2	x	8.3	x
8/1/2002	Chart House Enterprises, Inc. Landry’s Restaurants, Inc.	CD	Chart House/Peohe’s	45,500	119,861		3,815

7/25/2002	Morton’s Restaurant Group, Inc. Castle Harlan, Inc.	FD	Acq. entire company	175,010	231,876		18,440
					0.8	x	9.5	x
6/21/2002	Fresh Enterprises Inc. Wendy’s International, Inc.	QSR	Acq. entire company	279,600	78,049		4,779
					3.6	x	58.5	x
5/24/2002	Interfoods of America, Inc. Investor Group (Berg/Wemple)	QSR	Acq. entire company	93,770	137,547		14,689
					0.7	x	6.4	x
5/7/2002	Yorkshire Global Restaurants YUM! Brands, Inc.	QSR	Acq. entire company	320,000	575,000		46,000
					0.6	x	7.0	x
4/10/2002	Shoney’s, Inc. Lone Star U.S. Acquisitions LLC	CD	Acq. entire company	266,528	646,999		61,190
					0.4	x	4.4	x
3/1/2002	Santa Barbara Restaurant Group CKE Restaurants, Inc.	QSR	Acq. entire company	65,000	91,760		8,230
					0.7	x	7.9	x

(dollar amounts in thousands)

Date Effective	Acquired Company/ Acquiring Company	Style	Acquired Company’s Business	Transaction Value	Transaction Value as a Multiple of:
					Revenue		EBITDA
2/19/2002	CA Muer Corp Landry’s Restaurants, Inc. .	CD	Acq. entire company	28,000	60,000		N/A
					0.5	x	N/A
1/24/2002	Blimpie International, Inc. Investor Group (Jeffrey Endervelt)	QSR	Acq. entire company	25,658	30,124		1,174
					0.9	x	N/A
12/21/2001	Quizno’s Corp Investor Group (Richard Schaden).	QSR	Acq. entire company	48,943	49,940		7,132
					1.0	x	6.9	x
10/12/2001	Jerry’s Famous Deli, Inc. Investor Group (Self Tender)	QSR	Acq. entire company	37,653	69,601		6,917
					0.5	x	5.4	x
8/31/2001	NPC International, Inc. Investor Group (Gene Bicknell)	CD	Acq. entire company	454,280	468,834		74,237
					1.0	x	6.1	x
8/31/2001	PJ America, Inc.Investor Group (Rick Sherman)	QSR	Acq. entire company	37,832	111,080		9,696
					0.3	x	3.9	x
8/22/2001	McCormick & Schmick’s Castle Harlan, Inc / Bruckmann Rosser	CD	Acq. entire company	123,500	176,227		23,176
					0.7	x	5.3	x
7/31/2001	Uno Restaurant Corporation Investor Group (Aaron Spencer)	CD	Acq. entire company	163,049	238,313		32,723
					0.7	x	5.0	x
7/30/2001	Pancho’s Restaurant Buffet, Inc. Pancho’s Restaurants, Inc.	CD	Acq. entire company	6,875	54,841		475
					0.1	x	14.5	x
7/17/2001	Il Fornaio America Corp. Bruckmann Rosser Sherill & Co.	CD	Acq. entire company	77,700	125,838		12,206
					0.6	x	6.4	x
6/19/2001	Einstein/Noah Bagel Corporation New World Coffee - Manhattan Bagel, Inc.	QSR	Acq. entire company	190,000	369,158		30,880
					0.5	x	6.2	x

(dollar amounts in thousands)

Date Effective	Acquired Company/ Acquiring Company	Style	Acquired Company’s Business	Transaction Value	Transaction Value as a Multiple of:
					Revenue		EBITDA
6/13/2001	Taco Bueno Jacobson Partners	QSR	Acq. entire company (subsidiary of CKE Restaurants, Inc.)	72,500	98,172		10,690
					0.7	x	6.8	x
5/14/2001	Vicorp Restaurants, Inc. BancBoston Capital/Goldner Hawn	CD	Acq. entire company	173,014	372,047		41,528
					0.5	x	4.2	x
4/5/2001	Morrison Management Specialists, Inc. Compass Group PLC	OTH	Acq. entire company	626,000	509,271		36,210
					1.2	x	17.3	x
Average CD Restaurant Industry Multiple < $50 Million					0.53	x	6.4	x

Median CD Restaurant Industry Multiple < $50 Million					0.47	x	6.1	x

Average CD Restaurant Industry Multiple Excluding High & Low < $50 Million					0.53	x	5.9	x

CD Segment Range < $50 Million					0.1 x - 1.0	x	4.2 x - 11.9	x

Average Going Private Multiple					0.60	x	6.2	x

Median Going Private Multiple					0.65	x	6.2	x

Average Going Private Multiple Excluding High & Low					0.61	x	6.1	x

Going Private Range					0.1 x - 1.0	x	3.9 x - 9.5	x

Average Going Private Multiple < $50 Million EV					0.51	x	6.1	x

Median Going Private Multiple < $50 Million EV					0.44	x	6.2	x

Average Going Private Multiple Excluding High & Low < $50 Million EV					0.49	x	6.2	x

Going Private Range < $50 Million EV					0.1 x - 1.0	x	3.9 x - 8.3	x

Tumbleweed, Inc. @ $1.10					0.37	x	5.2	x

FINANCIAL ANALYSIS – PREMIUMS PAID ANALYSIS

•                  Beginning on page 30, we reviewed and analyzed publicly available information including transaction prices and historical stock prices for transactions:

•                  involving cash consideration (tender offers, management buyouts, financial buyers, etc.);

•                  completed since 2001;

•                  not involving banks or similar financing institutions as the target; and

•                  with an enterprise value of between $25 million and $50 million.

•                  In addition, beginning on page 32, we reviewed a separate set of transactions focusing exclusively on companies that recently effected reverse split transactions.

•                  We examined these transactions and calculated the premiums of take-out prices relative to historical stock prices at intervals of one day, one week, one month and one year prior to the announcement date of the individual transaction.

Cash Transactions, Deals $25 Million to $50 Million

Announcement Date	Completion Date	Target	Enterprise Value ($mm)	Target Price Initially Offered Per Share	Final Target Price Offered Per Share	Initial Offer to Stock Price:
						1 Day Prior	1 Week Prior	1 Month Prior	1 Year Prior

2/21/03	3/5/03	Acorn Products, Inc.	$33.08	$3.50	$3.50	39.4%	22.8%	40.0%	(51.4)%
9/26/02	1/15/03	Interstate National Dealer Services, Inc.	28.08	6.00	6.00	9.1%	8.9%	5.8%	22.4%
9/6/02	11/30/02	Disc Graphics, Inc.	25.24	1.82	1.82	73.3%	65.5%	52.9%	127.5%
8/9/02	11/13/02	Westwood Corporation	26.66	2.30	2.30	81.1%	84.0%	76.9%	170.6%
5/14/02	10/31/02	US Vision Inc.	47.46	4.25	4.25	25.0%	24.9%	30.8%	30.4%
7/19/02	9/5/02	Lante Corporation	41.12	1.10	1.10	100.0%	77.4%	57.1%	32.5%
6/10/02	8/1/02	PeoplePC Inc.	45.79	0.02	0.02	(82.9)%	(84.5)%	(85.7)%	(93.7)%
6/11/02	7/23/02	Technisource, Inc.	28.39	4.00	4.00	43.4%	48.1%	85.2%	156.4%
2/8/02	6/5/02	Raytel Medical Corporation	44.89	10.25	10.25	28.1%	28.1%	34.0%	355.6%
10/25/01	5/31/02	Ecometry Corp.	33.67	2.70	2.70	74.2%	68.8%	107.7%	(20.0)%
4/5/02	5/7/02	Century Builders Group, Inc.	31.07	0.90	0.90	(7.2)%	5.9%	9.8%	119.5%
1/7/02	3/29/02	Matrix Pharmaceutical, Inc.	44.75	2.21	2.21	(14.7)%	40.8%	76.8%	(85.4)%
1/22/02	3/22/02	The Rottlund Company, Inc.	43.71	9.00	9.15	16.1%	26.8%	30.6%	61.8%
9/24/01	3/19/02	IVC Industries, Inc.	26.81	2.50	2.50	242.5%	242.5%	242.5%	19.4%
12/3/01	2/25/02	Emons Transportation Group, Inc.	29.01	2.50	2.50	61.3%	56.3%	54.3%	50.9%
12/6/01	2/19/02	Landmark Systems Corporation	36.05	4.75	4.75	82.7%	115.9%	91.5%	55.1%
10/8/01	1/24/02	Blimpie International, Inc.	25.66	2.80	2.80	86.7%	90.5%	62.8%	72.3%
11/14/01	12/28/01	Liquent, Inc.	28.48	2.27	2.27	138.9%	146.7%	152.2%	0.9%
3/6/01	12/24/01	Eagle Point Software Corp.	29.58	6.40	6.40	50.6%	82.9%	60.0%	(4.3)%
5/22/01	12/21/01	Quizno’s Corp.	48.94	8.00	8.50	8.1%	9.6%	12.4%	29.3%
10/5/01	12/11/01	Renaissance Worldwide, Inc.	48.25	2.00	2.00	60.0%	85.1%	48.1%	39.1%
9/26/01	12/3/01	Autologic Information International, Inc.	26.90	7.13	7.13	119.3%	137.6%	126.3%	132.7%
1/16/01	11/20/01	Leslie Fay Company, Inc.	28.49	3.50	5.00	24.4%	24.4%	72.3%	(41.7)%

Announcement Date	Completion Date	Target	Enterprise Value ($mm)	Target Price Initially Offered Per Share	Final Target Price Offered Per Share	Initial Offer to Stock Price
						1 Day Prior	1 Week Prior	1 Month Prior	1 Year Prior
4/30/01	11/14/01	Specialty Catalog Corp.	27.28	3.75	3.75	23.0%	42.6%	46.3%	42.9%
8/7/01	9/28/01	NewsEdge Corporation	26.43	2.30	2.30	91.7%	98.3%	119.0%	11.5%
7/19/01	9/21/01	Data Critical Corporation	30.65	3.75	3.75	62.3%	88.4%	76.1%	(72.0)%
7/16/01	8/31/01	Peapod, Inc.	35.06	2.15	2.15	72.0%	76.2%	90.3%	(36.3)%
3/23/01	8/31/01	PJ America, Inc.	37.83	8.00	8.75	20.8%	39.1%	23.1%	(29.3)%
5/17/01	8/30/01	Data Research Associates, Inc.	49.69	11.00	11.00	86.1%	86.1%	87.4%	120.0%
7/10/01	8/14/01	Full Line Distributors, Inc.	27.57	2.95	2.95	268.8%	268.8%	268.8%	96.7%
4/6/01	8/8/01	IVI Checkmate Corp.	34.50	3.30	3.30	57.7%	70.7%	64.8%	(24.5)%
6/25/01	8/6/01	SMC Corporation	36.26	3.70	3.70	23.3%	23.7%	(2.6)%	23.3%
6/4/01	7/19/01	MyPoints.com, Inc.	43.26	2.60	2.60	62.5%	87.1%	154.9%	(80.1)%
5/16/01	7/2/01	Lifschultz Industries, Inc.	33.00	22.80	22.80	20.0%	20.0%	42.5%	140.0%
4/25/01	6/21/01	OroAmerica, Inc.	38.80	14.00	14.00	45.8%	49.4%	55.6%	103.6%
5/4/01	6/20/01	Somnus Medical Technologies, Inc.	40.65	3.11	3.11	88.5%	88.5%	176.4%	(14.2)%
4/3/01	5/16/01	Exigent International, Inc.	25.76	3.55	3.55	83.2%	158.2%	118.5%	(18.9)%
2/26/01	5/1/01	Fourth Shift Corporation	39.79	3.70	3.70	41.0%	48.0%	107.7%	(30.4)%

Average						60.7%	69.8%	75.6%	37.2%
Average Excluding High and Low						58.9%	68.6%	74.7%	32.0%
Median						58.9%	67.1%	63.8%	26.3%

Average - Restaurant Only						38.5%	46.4%	32.7%	24.1%
Average Excluding High and Low - Restaurant Only						20.8%	39.1%	23.1%	29.3%
Median -Restaurant Only						20.8%	39.1%	23.1%	29.3%

Standard Deviation						61.9%	63.0%	65.1%	88.4%

Tumbleweed, Inc. @ $1.10						15.8%	17.0%	22.2%	(1.8)%

Reverse Stock Split Transactions

Completion Date	Company	Price Offered For Partial Shares	Offer to Stock Price:
			1 Day Prior	1 Week Prior	1 Month Prior	1 Year Prior
2/28/03	Chesapeake Financial Shares, Inc.	$27.00	18.7%	18.7%	20.0%	35.3%
1/3/03	Teltone Corporation	0.24	200.0%	140.0%	140.0%	60.0%
11/15/02	Base Ten Systems, Inc.	0.05	0.0%	0.0%	(28.6)%	(16.7)%
11/7/02	Teraglobal Communications Corporation	0.29	(9.4)%	(9.4)%	11.5%	(98.6)%
10/31/02	Control Chief Holdings, Inc.	3.73	26.4%	35.6%	16.6%	49.2%
10/9/02	Silver Diner, Inc.	0.32	28.0%	33.3%	33.3%	(22.0)%
6/10/02	Zeon Corporation	4.00	23.1%	77.8%	100.0%	300.0%
4/9/02	Metro Global Media, Inc.	1.00	809.1%	809.1%	669.2%	455.6%
9/17/01	Publishers Equipment Corporation	0.30	361.5%	361.5%	300.0%	57.9%
9/17/01	Vinings Investment Properties Trust	3.20	51.7%	52.4%	52.4%	6.7%
5/4/01	Lucor, Inc. (1)	1.39	38.6%	38.6%	10.9%	(61.8)%
12/29/00	Fair Grounds Corporation	40.00	20.3%	(11.1)%	(11.1)%	21.2%
9/22/99	Professional Dental Technologies, Inc.	0.65	(5.5)%	4.0%	(20.0)%	(35.0)%

Average			120.2%	119.3%	99.6%	57.8%
Average Excluding High and Low			69.4%	68.4%	59.4%	35.9%
Median			26.4%	35.6%	20.0%	21.2%

Standard Deviation			231.8%	229.7%	192.5%	152.9%

Tumbleweed, Inc. @ $1.10			15.8%	17.0%	22.2%	(1.8)%

(1)          The price offered for fractional shares was not determined until just prior to shareholder vote.

FINANCIAL ANALYSIS – DISCOUNTED CASH FLOW

The projected results upon which the following portion of the financial analysis was based were prepared by the management team of Tumbleweed absent the Transaction. Neither Tumbleweed nor FTN Financial Securities offers any assurance as to whether the actual results of the Company will be above, below or in line with the projected results; however, the projected results do reflect management’s best estimate based on information available as of the date of preparation. FTN Financial Securities has not performed an independent review of the projections in order to ensure that all possible factors associated with the business have been included or considered in the preparation of the projected results.

•                  The discounted cash flow analysis presents a valuation range for the Company as an ongoing entity based upon projected cash flows from five-year projections provided by Tumbleweed.

•                  The final year of projections is utilized to calculate the “terminal value,” an estimate of the value of the Company at the end of the projection period. This value is estimated by using a range of EBITDA multiples. The range is based in part on the multiples calculated in the comparable public companies analysis.

•                  The projections are utilized to calculate free cash flow that is discounted to the present time utilizing discount rates ranging from 13.9% to 14.9%. The discount rates reflect the uncertainty of the projections and are estimated from the Company’s theoretical cost of capital.

•                  Inherent in any discounted cash flow analysis are the use of a number of assumptions, including the accuracy of projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity or assets under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis.

(dollar amounts in thousands except per share)

	2003	2004	2005	2006	2007

Earnings Before Interest & Taxes	$2,819	$2,973	$3,882	$4,828	$6,122

Income Tax Effect	40.0%	40.0%	40.0%	40.0%	40.0%

Net Operating Earnings Less Taxes	1,692	1,784	2,329	2,897	3,673
Plus Depreciation & Amortization	2,080	2,213	2,365	2,517	2,669
Cash Flow From Operations	3,772	3,997	4,695	5,414	6,342

Change in Net Working Capital	51	443	420	429	397
Capital Expenditures	(3,851)	(5,936)	(5,231)	(5,327)	(5,422)

Free Cash Flow	$(28)	$(1,495)	$(116)	$517	$1,317

Implied Share Price

Discount Rate (2)	Terminal Value Multiple
	5.0 x	5.1 x	5.2 x	5.3 x	5.4 x
13.9%	0.94	1.02	1.10	1.18	1.25
14.4%	0.86	0.93	1.01	1.09	1.16
14.9%	0.77	0.85	0.92	1.00	1.07

Terminal Value as a Multiple of EBITDA
5.0 x	5.1 x	5.2 x	5.3 x	5.4 x
$43,955	$44,834	$45,713	$46,592	$47,471

Debt Obligations (1)				$17,101

DCF Calculation

Free Cash Flow

2003	(28)
2004	(1,495)
2005	(116)
2006	517
2007	1,317
Terminal Value (5.2 x)	45,713

Discount Rate	14.4%

Discounted Value	$23,074
Less: Debt Obligations (1)	(17,101)
Net Value	$5,973
Shares Outstanding	5,916,153
Implied Share Price	$1.01

(1)          Represents current debt balance less $2 million estimate for “excess” cash on hand.

(2)          Based on estimated cost of capital.

(dollar amounts in thousands)

Betas for Comparable Companies	Levered Beta (Bl)	Debt-to Market Equity	Unlevered Beta (Bu) (1)

Eateries, Inc.	0.21	109.1%	0.13
Fresh Choice, Inc.	0.28	43.7%	0.22
J. Alexander’s Corporation	0.64	119.0%	0.37
Max & Erma’s Restaurants, Inc.	0.50	107.9%	0.30
Mexican Restaurants, Inc.	0.54	36.8%	0.44
The Smith & Wollensky Restaurant Group, Inc.	1.13	19.4%	1.01
Average	0.55	72.6%	0.41

Assumptions for TumbleWeed, Inc.	Debt (D)	Common Equity (CE)

Cost	8.5%	—

Value	$19,101	$6,922

Total Value of the Company	$26,022

Relevered Beta (5)	1.10

Cost of Common Equity	21.1%

Weighted Average Cost of Capital	14.4%

Market Assumptions
Implied Risk-Free Rate (10-Year Treasury)	3.2%

Risk Premium for Common Stocks (2)	8.8%

Risk Premium for Small-Cap Common Stocks (2)	3.3%

Company Risk Premium (3)	5.0%

Levered Cost of Equity for Comparables (4)	8.0%

Unlevered Cost of Equity for Comparables	6.8%

Marginal Tax Rate	40.0%

Debt-to-Equity Ratio (Company)	275.9%

Target Debt-to-Equity Ratio (Average)	72.6%

Total Value = Debt + Common Equity

Based on the Unlevered Beta from the Comparables and the Company’s Debt-to-Equity Ratio

Cost of Equity for the Company = Risk-Free Rate + (Relevered Beta x Common Stocks Premium) + Small-Cap Premium + Company Risk Premium

WACC = [(cost D) x (Target Debt/Total Cap Ratio) x (1 - tax rate)] + [(Target Equity/Total Cap Ratio) x (cost CE)]

(1)          Bu = BI / (1 + (1 - tax rate) x (debt /  equity ratio)).  Assumes a marginal tax rate of 40.0%.

(2)          Provided by Ibbotson Associates.

(3)          FTN Financial Securities estimate.

(4)          Cost of equity = risk free rate + (BI x risk premium for common stocks).

(5)          Relevered Beta = average Bu x (1 + (1 - tax rate) x (debt / equity ratio)).

DRAFT FAIRNESS OPINION LETTER

DRAFT LETTER

DRAFT LETTER

DRAFT LETTER

COMPARABLE COMPANY DESCRIPTIONS

COMPARABLE PUBLIC COMPANIES - SMALL CAP

•                  Eateries, Inc. (OTC BB: EATS) is engaged in the creation, design, management and operations of restaurants through 63 company owned and franchised restaurants, the largest being Garfield’s Restaurant & Pub.  The company’s restaurants are located primarily in the Southwest, Midwest and Southeast regions of the United States.

[CHART]

•                  Fresh Choice, Inc. (NASD: SALD) operates 55 restaurants, of which 51 restaurants were operated under the Fresh Choice and Zoopa brand names as of March 3, 2003.  One restaurant operates under the Fresh Choice Express brand name, two operate as dual-branded Fresh Choice Express and licensed Starbucks retail stores and one operates as a licensed Starbucks retail store.  The company operates 41 restaurants in California, five restaurants in Washington and nine restaurants in Texas.  Fresh Choice and Zoopa restaurants feature an extensive selection of freshly made specialty and traditional salads, hot pasta, pizza, hot-baked potatoes, soups, fresh breads and muffins and frozen low-fat soft serve and other desserts.

[CHART]

•                  J. Alexander’s Corporation (AMEX: JAX) operates 24 J. Alexander’s full-service, casual dining restaurants located in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas.  J. Alexander’s features prime rib of beef, hardwood-grilled steaks, seafood and chicken, pasta, salads and soups, assorted sandwiches, appetizers and desserts and a full-service bar.

[CHART]

•                  Max & Erma’s Restaurants, Inc. (NASD: MAXE) owns, operates and franchises a chain of 81 Max & Erma’s restaurants as of December 31, 2002.  Max & Erma’s restaurants offer gourmet burgers, overstuffed sandwiches, homemade pasta dishes, chargrilled steak and chicken specialties, super salads and other items.  In addition, the restaurants offer a full complement of alcoholic and non-alcoholic beverages.

[CHART]

•                  Mexican Restaurants, Inc. (NASD: CASA) operates and franchises Mexican-theme restaurants featuring various elements associated with the casual dining experience under the names Casa Ole, Monterey’s Tex-Mex Cafe, Monterey’s Little Mexico, Tortuga Coastal Cantina and La Senorita.  The company operates 50 restaurants, franchises 32 restaurants and licenses one restaurant in various communities across Texas, Louisiana, Oklahoma and Michigan.  The menus feature a wide variety of entrees including enchiladas, combination platters, burritos, fajitas, coastal seafood and other house specialties. The menus also include soup, salads, appetizers and desserts.  Alcoholic beverages are served as a complement to meals.

[CHART]

•                  The Smith & Wollensky Restaurant Group, Inc. (NASD: SWRG) is a developer, owner and operator of 23 high-end, high-volume restaurants in the United States.  The company’s core concept is Smith & Wollensky.  Each of its restaurants provide a fine dining experience, offering distinctive food, creative menus, an extensive wine selection and customer service, accompanied by attractive design and decor.

[CHART]

TRANSACTION MERITS –
REMAINING NON-AFFILIATED SHAREHOLDERS

TRANSACTION MERITS – REMAINING NON-AFFILIATED SHAREHOLDERS

The supplemental materials presented on pages 45-50 were not considered in FTN Financial Securities’ review of the Transaction Consideration or its Opinion to the Special Committee of the Board of Directors.

•                  Shareholders with greater than 5,000 shares as of the record date will continue to hold the same number of shares in Tumbleweed post Transaction

•                  As a result of the Transaction, Tumbleweed’s common stock will be delisted, negatively impacting the remaining shareholders by reducing the liquidity of their holdings.  In our view, this impact is somewhat mitigated by the fact that Tumbleweed’s common stock holders have only limited liquidity currently (with trades of a few hundred shares or less having a significant impact on the price of the stock).

•                  It is our understanding that management and/or members of the Board are personally familiar with a substantial majority of those shareholders owning 5,000 or more shares and thus remaining as shareholders post Transaction.  Furthermore, they have reason to believe that a substantial majority of those shareholders that fall within this category are interested in remaining shareholders in Tumbleweed post Transaction – as a private company.

•                  Management estimates that the direct cost savings resulting from not being public will be approximately $350,000.  In our view, each of the remaining shareholders should directly benefit from the reduction in expenses as well as the increase in management time and attention available to focus on operations.  Assuming that there are 5,474,060 shares of stock post Transaction, the expense savings equates to $0.064 cents per share pre tax.

•                  FTN Financial Securities performed a leveraged buyout analysis, the results of which are summarized on page 48, which reflects the estimated internal rate of return to the remaining shareholders given the anticipated future results and capital structure by management.  This analysis suggests IRR’s in the mid-thirties, a level that in our view is consistent with the return expectations of individuals buying or investing in leveraged private companies.

•                  It is our understanding that Tumbleweed is contemplating converting to a LLC structure post Transaction.  This structure could have tax advantages that could benefit the remaining shareholders as well.

•                  Based on the information available to date, the Transaction will result in Tumbleweed cashing out approximately 10% of its shares in order to meet the requirements to delist.  In our view, the cash requirements necessary to effect this Transaction are relatively small when compared to the cost savings and reduction in the time burden on management of running a public company.

•                  When taken as a whole, it is our view that the Transaction should be considered favorable to the Non-Affiliated Shareholders continuing as shareholders in Tumbleweed post Transaction.

•                  The leveraged buyout model focuses on the expected internal rate of return for the equity holders post Transaction, given the anticipated future financial results and capital structure projected by management.

•                  For the purpose of the model presented, we have made the following assumptions:

•                  the analysis is presented based on the projections provided by the Company;

•                  Transaction Consideration of $1.10 per share, paid out of existing cash balances;

•                  10% of the shares outstanding will be purchased as a result of the Transaction;

•                  those shareholders that remain shareholders after consideration of the Reverse Split will maintain 100% of their equity position in the Company;

•                  the existing debt on the balance sheet will remain in place; and

•                  annual cost savings of $350,000 and one time deal costs of $300,000 have been assumed.

PURCHASE ASSUMPTIONS:

Purchase Of Stock	$6,508

Transaction Fees	300
Payoff Existing Debt	19,101
Existing Debt - Assumed	—
Cost of Options and Warrants	—
Non-Compete Agreement	—
Plus: Required Cash (Excess)	—
Financing Requirements	$25,908

2002 EBITDA	$3,974
TTM EBITDA	$4,087
2003 EBITDA	$5,250

Acquisition Multiples:
2002 EBITDA	5.3	x
TTM EBITDA	5.2	x
2003 EBITDA	4.0	x

CAPITALIZATION:			Amount	% Total	% Common Equity

Senior Term Debt			$18,101	69.9%	0.0%
Senior Term Debt - B			—	0.0%	0.0%
Revolving Credit			—	0.0%	0.0%
Total Senior Debt	4.6	x	18,101	69.9%	0.0%

Mezzanine			—	0.0%	0.0%
Senior Sub. Debt	.0	x	—	0.0%	0.0%
Seller Note			—	0.0%	0.0%
Total Debt	4.6	x	18,101	69.9%	0.0%

Cash On Hand			1,951	7.5%	0.0%
Equity - New Equity			—	0.0%	0.0%
Equity - Remaining Shareholders			5,857	22.6%	100.0%
Equity - Other Equity Partner			—	0.0%	0.0%
Total Equity			7,808	30.1%	100.0%

TOTAL CAPITALIZATION			$25,908	100.0%	100.0%

CALC. OF PURCHASE PRICE:
Offer Price Per Share	$1.10
Previous Share Price	$0.95
Premium	15.8%
% of Shares Purchased	10.0%
Current Shares Outstanding	5,916

CALCULATION OF INTANGIBLES:

Purchase Price	$6,508
Less: Net Worth	13,608
Goodwill	(7,100)
Years of Amortization	—
Annual Goodwill Expense	$—
Transaction Costs	300
Years of Amortization	5.0
Annual Transaction Expense	$60

Total Amort. of Intang. per Year	$60

Multiple of EBITDA
RETURNS TO INVESTORS:	5.0x	5.1x	5.2x	5.3x	5.4x

Net Terminal Value	$25,110	$26,024	$26,939	$27,853	$28,767

Senior Subordinated Debt	N/A	N/A	N/A	N/A	N/A

Mezzanine	N/A	N/A	N/A	N/A	N/A

Remaining Shareholders	33.8%	34.8%	35.7%	36.6%	37.5%

New Equity	N/A	N/A	N/A	N/A	N/A

Other Equity Partner	N/A	N/A	N/A	N/A	N/A

COVERAGE RATIOS:	CLOSING		2003

Total Debt/Total Capitalization	75.6%		73.7%
Senior Debt/Total Capitalization	75.6%		73.7%

Senior Debt/Projected EBITDA	4.6	x	3.6	x
Senior Debt/EBIT	7.7	x	6.0	x

Total Debt/Projected EBITDA	4.6	x	3.6	x
Total Debt/EBIT	7.7	x	6.0	x

Fixed Coverage Ratio	N/A		.98	x

SOURCES OF FUNDS

	Amount	%	% Equity Owned
Revolving Credit	$—	0.0%	0.0%
Existing Debt	—	0.0%	0.0%
Senior Term Debt	18,101	69.9%	0.0%
Senior Term Debt - B	—	0.0%	0.0%
Mezzanine	—	0.0%	0.0%
Senior Sub. Debt	—	0.0%	0.0%
Seller Note	—	0.0%	0.0%
Cash On Hand (1)	1,951	7.5%	0.0%
Common Equity:
New Equity	—	0.0%	0.0%
Remaining Shareholders	5,857	22.6%	100.0%
Other Equity Partner	—	0.0%	0.0%

TOTAL SOURCES	$25,908	100.0%	100.0%

USES OF FUNDS

	Amount	%
Purchase Of Stock	$6,508	25.1%
Cost of Options and Warrants	—	0.0%
Payoff Existing Debt	19,101	73.7%
Existing Debt - Assumed	—	0.0%
Transaction Fees	300	1.2%
Cost of Cashing Out Warrants	—	0.0%
Non-Compete Agreement	—	0.0%
Required Cash (Excess)	—	0.0%

TOTAL USES	$25,908	100.0%

(1)          Assumes approximately $2 million of cash on hand is used to purchases shares ($651,000), pay expenses ($300,000) and reduce debt outstanding ($1 million).

	HISTORICAL	PROJECTED
	FYE 12/31	FISCAL YEAR ENDED 12/31
	2002	2003	2004	2005	2006	2007

Restaurant Sales	$54,076	$56,072	$57,193	$58,337	$59,504	$60,694
New Store Sales (1)	—	650	5,200	10,400	15,600	20,800
Commissary Sales	1,665	2,173	2,125	2,341	2,557	2,775
Franchise Fees & Royalties	1,224	1,353	1,518	1,818	2,218	2,718
Other Revenues	662	316	311	335	359	383
Total Sales	57,626	60,564	66,348	73,231	80,239	87,370
Cost of Sales	16,231	16,474	18,100	19,979	21,863	23,755
Commissary Cost of Sales	1,497	1,934	1,900	2,103	2,306	2,510
Gross Profit	39,899	42,156	46,347	51,150	56,069	61,105

Labor	—	18,970	21,040	23,216	25,281	27,241
Occupancy	—	3,347	3,556	3,712	3,980	4,156
Contr. Op. Expenses and Promotions	29,940	8,622	9,484	10,448	11,341	12,306
Preopening Costs	—	157	320	320	330	339
General & Administrative Expenses	5,984	5,811	6,410	6,857	7,443	7,922
Depreciation & Amortization	1,948	2,020	2,153	2,305	2,457	2,609

Operating Profit	2,027	3,229	3,383	4,292	5,238	6,532

EBITDA	3,974	5,250	5,537	6,597	7,695	9,141

(Gain) Loss on Assets Sales	(338)	—	—	—	—	—
Transaction Costs	—	60	60	60	60	60

EBIT	2,365	3,169	3,323	4,232	5,178	6,472

(1)  Reflects sales from new stores opened since 2002.